UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     June 12, 2006

Cephalon, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

41 Moores Road
Frazer, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code   (610) 344-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On June 12, 2006, Cephalon, Inc. (“Cephalon”) and Takeda Pharmaceuticals North America, Inc. (“Takeda”), entered into a Co-Promotion Agreement (the “Agreement”) with respect to PROVIGIL® (modafinil) Tablets [C-IV] in the United States.

Under the Agreement, Takeda has agreed to have at least 500 Takeda sales representatives promote PROVIGIL to primary care physicians and other appropriate health care professionals in the United States. Together with the Cephalon sales representative, there will be approximately 900 sales representatives co-promoting PROVIGIL. The parties will form a joint commercialization committee to manage the promotion of PROVIGIL. Cephalon will retain all responsibility for the development, manufacture, distribution and sale of the product.

The Agreement has a three-year term (the “Term”). In the event of a change of control of Cephalon during the Term, Cephalon has the option to terminate the Agreement, subject to its obligation to make certain specified payments to Takeda. Under the Agreement, Cephalon also has an option to utilize the Takeda sales force for the promotion of NUVIGIL™ (armodafinil) Tablets, assuming U.S. Food and Drug Administration approval of this product candidate. On May 1, 2006, Cephalon announced that it had received an approvable letter from the FDA for NUVIGIL.

Cephalon will pay Takeda a royalty based on certain sales criteria for PROVIGIL and NUVIGIL during the Term and, if specified sales levels are reached, during the three calendar years following the expiration of the Agreement.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete.

There are no material relationships between Takeda and Cephalon or any of Cephalon’s affiliates, directors or officers (or any associate of any such director or officer), other than by virtue of the Agreement.

Item 9.01            Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

None

(b)           Pro forma Financial Information.

None

(c)           Exhibits.

Exhibit No.	Description of Document
99.1	Press Release dated June 12, 2006 — Cephalon and Takeda Announce Agreement to Co-Promote PROVIGIL® in the United States

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: June 14, 2006	By:	/s/ J. Kevin Buchi
J. Kevin Buchi
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 12, 2006 — Cephalon and Takeda Announce Agreement to Co-Promote PROVIGIL® in the United States